Impax Reports Third Quarter 2016 Financial Results

—Third Quarter 2016 Revenue of $228 Million —
— GAAP Loss Per Share of $2.51 Includes Non-Cash Impairment Charges—
— Adjusted Diluted EPS of $0.37 —
— Company Updates Full Year 2016 Financial Guidance —

HAYWARD, Calif., November 9, 2016 - Impax Laboratories, Inc. (NASDAQ: IPXL), a specialty pharmaceutical company, today reported third quarter 2016 financial results for the quarter ended September 30, 2016.

Total revenues in the third quarter 2016 increased 3% to $227.9 million, compared to $221.1 million in the prior year period.

•	The increase was due to a 30% increase in Specialty Pharma division revenues primarily as a result of higher sales of Rytary® and Zomig® nasal spray.

•
Generic division revenues declined 3% in the third quarter 2016 compared to the prior year period as strong sales of epinephrine auto-injector (authorized generic Adrenaclick®) and oxymorphone, sales from the successful launch of three new generic products and the recent addition of products acquired from Teva Pharmaceuticals Industries Ltd. and affiliates of Allergan plc (the “Teva Transaction”), were more than offset by lower sales of diclofenac sodium gel 3% (Solaraze®), mixed amphetamine salts (Adderall XR®) and metaxalone (Skelaxin®).

On a GAAP basis, the Company recorded a per share loss of $2.51 in the third quarter 2016, compared to a gain of $0.49 per share in the prior year period. Adjusted diluted earnings per share (adjusted EPS) for the third quarter 2016 were $0.37, compared to adjusted EPS of $0.40 in the prior year period.

The third quarter 2016 GAAP results included non-cash intangible asset impairment charges of approximately $285.2 million primarily related to the Teva Transaction. The third quarter 2015 GAAP results include the impact of a gain of $45.6 million related to the sale of a Specialty Pharma product to another company. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of all GAAP to non-GAAP items.

Upon closing the Teva Transaction on August 3, 2016, the Company initiated the process of transferring and securing Teva’s and Allergan’s customers for the acquired products to its account. The Company assumed certain price concessions would occur following the closing, however, the Company elected to take additional price reductions on certain of the acquired products in order to retain key customers. These reductions produced significantly lower than expected operating cash flows from the acquired product lines and triggered an impairment analysis. The Company’s impairment analysis resulted in the recognition of a total $251.0 million non-cash impairment charge to earnings on the Company’s consolidated statement of operations for the third quarter of 2016.

“Our third quarter 2016 results reflect the volatility we have experienced as a result of additional competition on a few of our largest generic products,” said Fred Wilkinson, President and Chief Executive Officer of Impax. “Successful marketing and operational strategies are helping us to capitalize on several generic opportunities, including epinephrine auto-injector and oxymorphone, and we defended our share position across the majority of our generic portfolio. That said, the ongoing impact of an increasingly challenging market environment continues to weigh on our results and consequently we are revising our outlook for fiscal 2016 to reflect the impact of lower pricing across an increased number of products in our generic portfolio.”

“Despite the current industry headwinds, we remain confident that the actions we are taking will position Impax for long-term, organic growth. Within our Generics division, we intend to defend and aggressively pursue share growth of existing products, focus on maximizing new product launches, and invest in future R&D opportunities and supply chain optimization. In our Specialty division, we implemented new educational and awareness programs in an effort to accelerate Rytary and Emverm® growth. While we have implemented a number of cost saving initiatives over the past two years, given the environment, we are undertaking a review of our operating structure to ensure costs are aligned with market realities, our performance and growth assumptions. We believe the actions we are taking will enhance our ability to profitably grow in the future, while delivering value to patients and our stockholders.”

Business Segment Information

The Company has two reportable segments, the Impax Generics division (generic products and services) and the Impax Specialty Pharma division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted.

Impax Generics Division Information
(Unaudited, amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Impax Generics Product sales, net	$168,593	$178,456	$455,730	$475,688
Rx Partner	6,672	1,957	11,176	6,775
Other revenues	55	253	188	1,623
Total revenues	175,320	180,666	467,094	484,086
Cost of revenues	115,020	112,716	307,936	299,596
Cost of revenues impairment charges	256,462	-	258,007	-
Gross (loss) profit	(196,162)	67,950	(98,849)	184,490
Operating expenses:
Selling, general and administrative	6,103	5,103	12,442	16,673
Research and development	15,375	14,346	46,113	38,100
In-process research and development impairment charges	15,543	-	16,489	-
Patent litigation expense	147	397	416	2,507
Total operating expenses	37,168	19,846	75,460	57,280
(Loss) income from operations	$(233,330)	$48,104	$(174,309)	$127,210

Gross margin	(111.9)%	37.6%	(21.2)%	38.1%
Adjusted gross profit (a)	$76,873	$77,279	$192,634	$210,762
Adjusted gross margin (a)	43.8%	42.8%	41.2%	43.5%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Generics division decreased 3.0% to $175.3 million in the third quarter 2016, compared to $180.7 million in the prior year period. The decrease was primarily due to the continued impact of competition on diclofenac and metaxalone, as well as lower revenue from sales of mixed amphetamine salts. These decreases were partially offset by an increase in sales and share position of epinephrine auto-injector and oxymorphone, and increased volumes from acquired products as compared to the prior year period.

Gross margin in the third quarter 2016 was a loss of 111.9% compared to gross margin of 37.6% in the prior year period. Adjusted gross margin in the third quarter 2016 increased to 43.8%, compared to adjusted gross margin of 42.8% in the prior year period. The decrease in gross margin compared to the prior year period was primarily due to an impairment charge related to the Teva Transaction, as noted above, and impairment charges related to a few products manufactured in the Company's Middlesex, New Jersey facility, which the Company is in the process of closing.

Total operating expenses in the third quarter 2016 increased $17.3 million to $37.2 million, compared to $19.8 million in the prior year period, largely due to $15.5 million of intangible asset impairment charges primarily attributable to a product acquired in the Tower Holdings, Inc. (“Tower”) acquisition.

Impax Specialty Pharma Division Information
(Unaudited, amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Impax Specialty Pharma Product sales, net	$52,589	$40,206	$158,913	$93,609
Other revenues	-	227	-	682
Total revenues	52,589	40,433	158,913	94,291
Cost of revenues	21,853	14,834	49,916	41,147
Gross profit	30,736	25,599	108,997	53,144
Operating expenses:
Selling, general and administrative	16,358	11,418	46,309	39,186
Research and development	4,740	4,285	13,824	12,488
In-process research and development impairment charges	13,227	-	13,227	-
Patent litigation expense	3,132	655	6,111	999
Total operating expenses	37,457	16,358	79,471	52,673
(Loss) income from operations	$(6,721)	$9,241	$29,526	$471

Gross margin	58.4%	63.3%	68.6%	56.4%
Adjusted gross profit (a)	$38,152	$33,835	$127,472	$75,197
Adjusted gross margin (a)	72.5%	83.7%	80.2%	79.7%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Specialty Pharma division increased 30.1% to $52.6 million in the third quarter 2016, compared to $40.4 million in the prior year period. The increase is primarily due to higher sales of Rytary and Zomig nasal spray.

Gross margin in the third quarter 2016 decreased to 58.4%, compared to 63.3% in the prior year period. Adjusted gross margin in the third quarter 2016 decreased to 72.5%, compared to adjusted gross margin of 83.7% in the prior year period. The decline in gross margin and adjusted gross margin was primarily due to higher sales of lower margin Zomig in the current year period.

Total operating expenses in the third quarter 2016 increased $21.1 million to $37.5 million, compared to $16.4 million in the prior year period, primarily due to higher research and development expense driven by impairment charges of $13.2 million relating to a product acquired in the Tower acquisition, and increased selling, general and administrative expense as a result of the sales force expansion.

Corporate and Other Information
(Unaudited, amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
General and administrative expenses	$(32,577)	$(29,786)	$(85,493)	$(88,917)
Unallocated corporate expenses	$(32,577)	$(29,786)	$(85,493)	$(88,917)

General and administrative expenses in the third quarter 2016 increased $2.8 million to $32.6 million, compared to $29.8 million in the prior year period. The increase was principally driven by higher legal expenses and other inflationary increases, partially offset by lower business development costs.

Interest expense in the third quarter 2016 was $11.1 million, an increase of $2.9 million compared to the prior year period, which was entirely attributable to the $400 million Term Loan Facility entered into by the Company during the current year period partially to finance the Teva Transaction.

Cash and cash equivalents decreased $108.2 million to $232.1 million as of September 30, 2016, compared to $340.4 million as of December 31, 2015, primarily attributable to cash used to partially finance the Teva Transaction.

2016 Financial Guidance

The Company’s full year 2016 financial guidance has been updated as of November 9, 2016, as noted below. The Company’s full year 2016 estimates are based on management’s current expectations, including with respect to prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events.

The Company does not provide forward-looking diluted earnings per share and related guidance metrics as outlined below on a GAAP basis as certain financial information, such as the amortization of recently acquired intangible assets, restructuring and impairment charges and other items used to determine such measures are not available and cannot be reasonably estimated. The following statements are forward looking and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor” below.

•	UPDATED - Total Company revenues of approximately $840 million to $855 million (previously $900 million to $940 million).

•	UPDATED - Adjusted gross margins as a percent of total revenue are expected to be 48% to 50% (previously low 50% range).

•
UPDATED - Adjusted research and development expenses, including patent litigation expenses, across the generic and brand divisions of approximately $90 million to $95 million (previously $100 million to $105 million).

•	UPDATED - Adjusted selling, general and administrative expenses of approximately $185 million to $190 million (previously $190 million to $200 million).

•	Adjusted interest expense of approximately $18 million.

•	UPDATED - Capital expenditures of approximately $40 million to $50 million (previously $40 million).

•	UPDATED - Adjusted EPS of approximately $1.10 to $1.20 per diluted share (previously $1.57 to $1.70).

•
UPDATED - Effective tax rate of approximately 34% to 35% on a GAAP basis (previously 34% to 36%). The Company anticipates that its GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call with a slide presentation on November 9, 2016 at 8:30 a.m. ET to discuss its results. The call and presentation can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 93578226. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the impact of competition; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of NUMIENTTM (IPX066) outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions and investments; the risks related to the Company’s acquisitions of or investments in technologies, products or businesses; the restrictions imposed by the Company’s credit facility and indenture; the Company’s level of indebtedness and liabilities and the potential impact on cash flow available for operations; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:
Mark Donohue
Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com

Impax Laboratories, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Impax Generics, net	$175,320	$180,666	$467,094	$484,086
Impax Specialty Pharma, net	52,589	40,433	158,913	94,291
Total revenues	227,909	221,099	626,007	578,377
Cost of revenues	136,873	127,550	357,852	340,743
Cost of revenues impairment charges	256,462	-	258,007	-
Gross (loss) profit	(165,426)	93,549	10,148	237,634
Operating expenses:
Selling, general and administrative	55,038	46,307	144,244	144,776
Research and development	20,115	18,631	59,937	50,588
In-process research and development impairment charges	28,770	-	29,716	-
Patent litigation expense	3,279	1,052	6,527	3,506
Total operating expenses	107,202	65,990	240,424	198,870
(Loss) income from operations	(272,628)	27,559	(230,276)	38,764
Other expense, net:
Interest expense	(11,089)	(8,182)	(27,874)	(19,110)
Interest income	222	247	895	825
Reserve for Turing receivable	-	-	(48,043)	-
Loss on debt extinguishment	-	-	-	(16,903)
Gain on sale of asset	-	45,574	-	45,574
Net change in fair value of derivatives	-	(4,000)	-	(4,000)
Other, net	(373)	134	(14)	929
(Loss) income before income taxes	(283,868)	61,332	(305,312)	46,079
(Benefit from) provision for income taxes	(104,531)	25,577	(112,866)	18,509
Net (loss) income	$(179,337)	$35,755	$(192,446)	$27,570

Net(loss) income per share:
Basic	$(2.51)	$0.51	$(2.71)	$0.40
Diluted	$(2.51)	$0.49	$(2.71)	$0.38

Weighted-average common shares outstanding:
Basic	71,331,247	69,820,348	71,033,346	69,378,792
Diluted	71,331,247	72,777,746	71,033,346	72,548,557

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$232,123	$340,351
Accounts receivable, net	239,590	324,451
Inventory, net	167,554	125,582
Prepaid expenses and other assets	61,319	31,689
Total current assets	700,586	822,073
Property, plant and equipment, net	227,588	214,156
Intangible assets, net	891,225	602,020
Goodwill	208,382	210,166
Deferred income taxes	36,666	315
Other non-current assets	55,209	73,757
Total assets	$2,119,656	$1,922,487

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$297,066	$261,036
Accrued profit sharing and royalty expenses	19,759	65,725
Current portion of long-term debt	17,708	-
Total current liabilities	334,533	326,761
Long-term debt, net	812,375	424,595
Deferred income taxes	-	72,770
Other non-current liabilities	68,888	35,952
Total liabilities	1,215,796	860,078
Total stockholders' equity	903,860	1,062,409
Total liabilities and stockholders' equity	$2,119,656	$1,922,487

Impax Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net (loss) income	$(192,446)	$27,570
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	63,101	48,664
Non-cash interest expense	16,604	6,026
Share-based compensation expense	23,375	21,851
Tax impact related to the exercise of employee stock options and vesting of restricted stock awards	(507)	(5,213)
Deferred income taxes - net and uncertain tax positions	(94,703)	(8,833)
Intangible asset impairment charges	287,723	-
Accrued profit sharing and royalty expense, net of payments	(45,966)	16,004
Reserve for Turing receivable	48,043	-
Gain on sale of asset	-	(45,574)
Loss on debt extinguishment	-	16,903
Net change in fair value of derivatives	-	4,000
Provision for inventory reserves	14,779	(10,204)
Other	23	(762)
Changes in assets and liabilities which provided (used) cash	(22,258)	(35,356)
Net cash provided by operating activities	97,768	35,076
Cash flows from investing activities:
Payment for acquisition, net of cash acquired	(585,800)	(691,348)
Proceeds from sale of intangible assets	-	59,546
Purchases of property, plant and equipment	(31,860)	(14,709)
Proceeds from sale of property, plant and equipment	1,346	-
Payments for licensing agreements	(3,500)	(5,550)
Proceeds from repayment of Tolmar loan	15,000	-
Maturities of short-term investments	-	200,064
Net cash used in investing activities	(604,814)	(451,997)
Cash flows from financing activities:
Proceeds from sale of convertible notes	-	600,000
Proceeds from issuance of term loan	400,000	435,000
Repayment of term loan	-	(435,000)
Payment of deferred financing fees	(11,867)	(36,941)
Purchase of bond hedge derivative asset	-	(147,000)
Proceeds from sale of warrants	-	88,320
Tax impact related to the exercise of employee stock options and vesting of restricted stock awards	507	5,213
Proceeds from exercise of stock options and ESPP	9,137	10,928
Net cash provided by financing activities	397,777	520,520

Effect of exchange rate changes on cash and cash equivalents	1,041	(70)
Net (decrease) increase in cash and cash equivalents	(108,228)	103,529
Cash and cash equivalents, beginning of period	340,351	214,873
Cash and cash equivalents, end of period	$232,123	$318,402

Impax Laboratories, Inc.
Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net (loss) income, GAAP net (loss) income per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net (loss) income to adjusted net income.
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net (loss) income	$(179,337)	$35,755	$(192,446)	$27,570
Adjusted to add (deduct):
Amortization (a)	18,367	10,307	39,604	27,216
Business development expenses (b)	2,072	3,682	4,289	14,971
Hayward facility remediation costs (c)	-	3,546	-	9,391
Tower acquisition severance (d)	-	-	-	2,411
Philadelphia packaging and distribution restructuring (e)	84	2,767	88	5,410
Middlesex manufacturing restructuring (f)	5,516	-	12,103	-
Payments for licensing agreements (g)	622	750	922	750
Fair value of inventory step-up (h)	-	1,104	-	6,467
Ticking Fees (i)	-	-	-	2,317
Non-cash interest expense (j)	5,890	5,097	16,605	5,097
Reserve for Turing receivable (k)	-	-	48,043	-
Intangible asset impairment charges (l)	285,232	-	287,723	-
Loss on debt extinguishment (m)	-	-	-	16,903
Gain on sale of asset (n)	-	(45,574)	-	(45,574)
Net change in fair value of derivatives (o)	-	4,000	-	4,000
Deferred financing costs (p)	-	-	-	928
Turing legal expenses (q)	5,443	-	5,443	-
Lease termination for office consolidation (r)	144	-	144	-
Income tax effect (s)	(117,884)	7,772	(150,504)	(17,858)
Adjusted net income	$26,149	$29,206	$72,014	$59,999

Adjusted net income per diluted share	$0.37	$0.40	$1.00	$0.83
Net (loss) income per diluted share	$(2.51)	$0.49	$(2.71)	$0.38

Diluted weighted-average common shares outstanding	71,542	72,778	71,840	72,549

Impax Laboratories, Inc.
Non-GAAP Financial Measures

(a)
Reflects amortization of intangible assets which increased substantially during the third quarter 2016 compared to the prior year period, due to the current period acquisition of a portfolio of generic products from Teva and affiliates of Allergan plc (the “Teva Transaction”). Amortization expense also includes the March 2015 acquisition of Tower (including its operating subsidiaries CorePharma LLC and Amedra Pharmaceuticals LLC) and Lineage Therapeutics Inc. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(b)
Professional fees related to business development activities related to the third quarter 2016 Teva Transaction. Prior year amounts are related to the Tower acquisition and integration-related activities. Included in “Selling, general and administrative” expenses on the Consolidated Statements of Operations.

(c)	Remediation costs related to the Hayward, California manufacturing facility. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(d)	Related to the Tower acquisition. Included in “Selling, general and administrative” expense on the Consolidated Statements of Operations.

(e)
Costs related to the closing of the Company’s packaging and distribution facilities in Pennsylvania. Included in “Cost of revenues” and “Other expense, net” on the Consolidated Statements of Operations.

(f)
In March 2016, the Company announced the closure of its Middlesex, New Jersey manufacturing and packaging site and a related reduction in workforce at the site over the following 24 months. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(g)
During the third quarter 2016, the Company made a milestone payment to a third party partner under the terms of a Research and Development Agreement. Included in “Research and development” expense on the Consolidated Statements of Operations.

(h)	Fair value adjustment of inventory as a result of purchase accounting for the Tower acquisition. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(i)
Fees incurred relating to the Company’s $435.0 million term loan with Barclays Bank PLC to lock in the financing terms beginning from the lenders’ commitment of the term loan to the actual allocation of the term loan upon the closing of the Tower transaction. The term loan was subsequently terminated by the Company on June 30, 2015. Included in “Interest expense” on the Consolidated Statements of Operations.

(j)
Related to non-cash accretion of debt discount attributable to deferred financing costs associated with the $400 million term loan to finance the Teva Transaction, the $435.0 million term loan and $600.0 million of outstanding 2% convertible senior notes and bifurcation of the conversion option of the convertible notes. Included in “Interest expense” on the Consolidated Statements of Operations.

(k)
The Company recorded a reserve in the amount of $48.0 million representing the full amount of the estimated receivable due from Turing Pharmaceuticals AG as of March 31, 2016, as a result of the uncertainty of the Company collecting the reimbursement amounts owed by Turing. The $48.0 million reserve was unchanged as of September 30, 2016. Included as a separate line item on the Consolidated Statements of Operations.

(l)
During the third quarter of 2016, the Company recognized a total of $285.2 million of intangible asset impairment charges, of which $251.0 million related to the Teva Transaction. The impairment charge related to the Teva Transaction comprised of a $248.0 million charge recorded in “Cost of revenues impairment charges” and a $3.0 million charge to “In-process research and development impairment charges” expense on the Consolidated Statements of Operations. During the third quarter of 2016, the Company also recognized $25.7 million of intangible asset impairment charges related to two of the Company's in-process research and development (IPR&D) product rights acquired from Tower due to delays in expected start of commercialization and lower pricing amid highly competitive market conditions, resulting in lower expected future cash flows, included in “In-process research and development impairment charges” expense, and $8.5 million attributable to the full impairment of three marketed products and one third-party partnered product where the Company received royalties, included in “Cost of revenues impairment charges” on the Consolidated Statements of Operations.

(m)
Loss on the extinguishment and repayment of the $435.0 million term loan with Barclays Bank PLC due to the write-off of $16.9 million of deferred financing costs. Included in “Loss on debt extinguishment” on the Consolidated Statements of Operations.

(n)
In July 2015, the Company received an unsolicited offer from Turing Pharmaceuticals AG to purchase the U.S. rights to Daraprim®, one of the intangible assets acquired in the Tower acquisition, as well as the active pharmaceutical ingredient for the product and the finished goods inventory on hand. The sale closed in August 2015, pursuant to which the Company received proceeds of $55.5 million at closing. The carrying value of the Daraprim rights at the time of the closing was $9.3 million. The Company recognized a gain on sale of intangible asset of $45.6 million, net of expenses. Included as a separate line item on the Consolidated Statements of Operations. As the inventory was sold at cost, there was no gain or loss recognized.

(o)
The Company recognized $4.0 million of expense related to the net change in the fair value of its derivative instruments from June 30, 2015 to September 30, 2015. Included in “Net change in fair value of derivatives” on the Consolidated Statements of Operations.

(p)	Amortization of financing costs related to the Company’s $435.0 million term loan with Barclays Bank PLC. Included in “Interest expense” on the Consolidated Statements of Operations.

(q)
Legal fees incurred as a result of the Company’s litigation against Turing alleging breach of the terms of the Turing Asset Purchase Agreement for failure to reimburse the Company for chargebacks and Medicaid rebate liability. Included in “Selling, general and administrative” expenses on the Consolidated Statements of Operations.

(r)
During the third quarter 2016, the Company consolidated its three Pennsylvania locations into a new leased facility in Fort Washington, Pennsylvania. Included in “Cost of revenues” and “Selling, general and administrative” expenses on the Consolidated Statements of Operations.

(s)
Adjusted income taxes are calculated by tax effecting adjusted pre-tax income at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdiction in which the Company operates and includes current and deferred income tax expense commensurate with the non-GAAP measure of profitability.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

The following table reconciles reported net (loss) income to adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net (loss) income	$(179,337)	$35,755	$(192,446)	$27,570
Adjusted to add (deduct):
Interest income	(222)	(247)	(895)	(825)
Interest expense	11,089	8,182	27,874	19,110
Depreciation and amortization	25,059	17,949	59,350	48,664
Income taxes	(104,531)	25,577	(112,866)	18,509
EBITDA	(247,942)	87,216	(218,983)	113,028

Adjusted to add (deduct):
Business development expenses	2,072	3,682	4,289	14,971
Hayward facility remediation costs	-	3,546	-	9,391
Tower acquisition severance	-	-	-	2,411
Philadelphia packaging and distribution restructuring	84	2,767	88	5,410
Middlesex manufacturing restructuring	5,516	-	12,103	-
Payments for licensing agreements	622	750	922	750
Fair value of inventory step-up	-	1,104	-	6,467
Reserve for Turing receivable	-	-	48,043	-
Intangible asset impairment charges	285,232	-	287,723	-
Loss on debt extinguishment	-	-	-	16,903
Net change in fair value of derivatives	-	4,000	-	4,000
Gain on sale of asset	-	(45,574)	-	(45,574)
Turing legal expenses	5,443	-	5,443	-
Lease termination for office consolidation	144	-	144	-
Share-based compensation	7,713	8,292	23,375	21,851
Adjusted EBITDA	$58,884	$65,783	$163,147	$149,608

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

The following table reconciles reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cost of revenues	$136,873	$127,550	$357,852	$340,743
Adjusted to deduct:
Amortization	18,367	10,307	39,604	27,216
Hayward facility remediation costs	-	3,546	-	9,391
Philadelphia packaging and distribution restructuring	53	2,608	191	5,251
Middlesex manufacturing restructuring	5,516	-	12,103	-
Lease termination for office consolidation	53	-	53	-
Fair value of inventory step-up	-	1,104	-	6,467
Adjusted cost of revenues	$112,884	$109,985	$305,901	$292,418

Adjusted gross profit (a)	$115,025	$111,114	$320,106	$285,959
Adjusted gross margin (a)	50.5%	50.3%	51.1%	49.4%

Research and development expenses	$20,115	$18,631	$59,937	$50,588
Adjusted to deduct:
Payments for licensing agreements	622	750	922	750
Adjusted research and development expenses	$19,493	$17,881	$59,015	$49,838

Selling, general and administrative expenses	$55,038	$46,307	$144,244	$144,776
Adjusted to deduct:
Business development expenses	2,072	3,682	4,289	14,971
Tower acquisition severance	-	-	-	2,411
Philadelphia packaging and distribution restructuring	31	159	72	159
Turing legal expenses	5,443	-	5,443	-
Lease termination for office consolidation	91	-	91	-
Adjusted selling, general and administrative expenses	$47,401	$42,466	$134,349	$127,235

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Impax Generics Division Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cost of revenues	$115,020	$112,716	$307,936	$299,596
Adjusted to deduct:
Amortization	10,951	3,083	21,129	10,538
Hayward facility remediation costs	-	3,546	-	9,391
Philadelphia packaging and distribution restructuring	53	2,608	191	5,251
Middlesex manufacturing restructuring	5,516	-	12,103	-
Lease termination for office consolidation	53	-	53	-
Fair value of inventory step-up	-	92	-	1,092
Adjusted cost of revenues	$98,447	$103,387	$274,460	$273,324

Adjusted gross profit (a)	$76,873	$77,279	$192,634	$210,762
Adjusted gross margin (a)	43.8%	42.8%	41.2%	43.5%

Impax Specialty Pharma Division Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cost of revenues	$21,853	$14,834	$49,916	$41,147
Adjusted to deduct:
Amortization	7,416	7,224	18,475	16,678
Fair value of inventory step-up	-	1,012	-	5,375
Adjusted cost of revenues	$14,437	$6,598	$31,441	$19,094

Adjusted gross profit (a)	$38,152	$33,835	$127,472	$75,197
Adjusted gross margin (a)	72.5%	83.7%	80.2%	79.7%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.